                                                                Exhibit No. 2.1


                    =========================================




                            ASSET PURCHASE AGREEMENT

                                     between

                               GALILEO CORPORATION

                                       and

                                 C.R. BARD, INC.




                             -----------------------

                                February 28, 1997

                             -----------------------



                    =========================================

                                TABLE OF CONTENTS

                                                            Page
                                                            ----

SECTION 1 - SALE AND PURCHASE...............................  1
        1.1       Purchased Assets..........................  1
                  ----------------
        1.2       Excluded Assets...........................  2
                  ---------------
        1.3       No Assumption of Liabilities..............  2
                  ----------------------------
        1.4       Purchase Price............................  2
                  --------------
        1.5       Closing...................................  3
                  -------
        1.6       Canadian Product Line Equipment...........  3
                  -------------------------------

SECTION 2 - REPRESENTATIONS AND WARRANTIES OF THE SELLER ...  4
        2.1       Organization and Qualification ...........  4
                  ------------------------------
        2.2       Corporate Authorization ..................  4
                  -----------------------
        2.3       Financial Data ...........................  4
                  --------------
        2.4       No Material Adverse Change ...............  4
                  --------------------------
        2.5       Compliance with Laws .....................  4
                  --------------------
        2.6       No Breach ................................  5
                  ---------
        2.7       Actions and Proceedings ..................  6
                  -----------------------
        2.8       Product Liability Claims .................  6
                  ------------------------
        2.9       Sales Orders .............................  6
                  ------------
        2.10      Inventory ................................  6
                  ---------
        2.11      Tangible Property ........................  6
                  -----------------
        2.12      Intellectual Property ....................  7
                  ---------------------
        2.13      Title to Assets; Liens ...................  7
                  ---------------------
        2.14      Distributors and Other Customers .........  7
                  --------------------------------
        2.15      Manufacturing Documentation ..............  7
                  ---------------------------
        2.16      Brokerage ................................  8
                  ---------
        2.17      Full Disclosure...........................  8
                  ----------

SECTION 3 - REPRESENTATIONS AND WARRANTIES OF THE BUYER.....  8
        3.1       Organization..............................  8
                  ------------
        3.2       Corporate Authorization...................  8
                  -----------------------
        3.3       Financial Statements......................  8
                  --------------------
        3.4       No Material Adverse Change................  9
                  --------------------------
        3.5       No Breach.................................  9
                  ---------
        3.6       Actions and Proceedings...................  9
                  -----------------------
        3.7       Brokerage.................................  9
                  ---------

SECTION 4 - COVENANTS AND AGREEMENTS........................  9
        4.1       Taxes.....................................  9
                  -----
        4.2       Expenses..................................  9
                  --------
        4.3       Payment of Receivables.................... 10
                  ----------------------


                                      (i)

        4.4       Discharge of Liabilities.................. 10
                  ------------------------
        4.5       Further Assurances........................ 10
                  ------------------
        4.6       Noncompetition............................ 10
                  --------------
        4.7       Inventory................................. 10
                  ---------
        4.8       Tangible Property......................... 11
                  -----------------

SECTION 5 - INDEMNIFICATION................................. 12
        5.1       Obligation of Seller to Indemnify......... 12
                  ---------------------------------
        5.2       Obligation of the Buyer to Indemnify...... 12
                  ------------------------------------
        5.3       Limits on Indemnity....................... 12
                  -------------------
        5.4       Procedure................................. 12
                  ---------
        5.5       Third Party Claims........................ 13
                  ------------------
        5.6       Limitation on Aggregate Liability......... 14
                  ---------------------------------
        5.7       Sharing of Data........................... 14
                  ---------------
        5.8       Use of the Seller's Markings.............. 14
                  ----------------------------

SECTION 6 - MISCELLANEOUS................................... 15
        6.1       Bulk Sales Law............................ 15
                  --------------
        6.2       Publicity................................. 15
                  ---------
        6.3       Survival.................................. 15
                  --------
        6.4       Notices................................... 15
                  -------
        6.5       Entire Agreement.......................... 16
                  ----------------
        6.6       Amendment and Waiver; Rights Cumulative... 16
                  ---------------------------------------
        6.7       Governing Law............................. 17
                  -------------
        6.8       Binding Effect; No Assignment............. 17
                  -----------------------------
        6.9       Counterparts.............................. 17
                  ------------
        6.10      Headings.................................. 17
                  --------


                                      (ii)

                                    EXHIBITS
                                    --------

A       -     Form of Bill of Sale and Assignment and Assumption Agreement
B       -     Form of Supply and Transition Agreement
C       -     Form of Opinion of Seller's Counsel
D       -     Form of Opinion of Buyer's Counsel
E       -     Form of Canadian Bill of Sale


                                    SCHEDULES
                                    ---------

I             Products
1.1(b)        Fixed Assets
2.4(a)        Material Adverse Changes
2.5(a)        Permits
2.8           Product Liability Claims
2.10          Inventory
2.12          Proprietary Rights Matters
2.12(b)       Notices of Infringement of the Proprietary Rights
2.12(c)       Trademarks, Trademark Applications and Registrations
2.14          Distributors and Other Customers



                                     (iii)

                            ASSET PURCHASE AGREEMENT


       THIS ASSET PURCHASE AGREEMENT dated as of February 28, 1997 is between Galileo Corporation (the "BUYER"), a Delaware corporation, with an address at P.O. Box 550, Galileo Park, Sturbridge, Massachusetts 01566 and C.R. Bard, Inc. (the "SELLER"), a New Jersey corporation, with an address at 730 Central Avenue, Murray Hill, New Jersey 07974. The Seller has been conducting a business (the "BUSINESS") involving the manufacture, marketing and sale of the products listed in Schedule I hereto (the "PRODUCTS"), which are used by physicians in the course of vaginal and rectal examinations, and the Buyer desires to acquire the Business.

       Accordingly, in consideration of the mutual representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:


                              1 - SALE AND PURCHASE

       1.1 PURCHASED ASSETS. Upon the terms and subject to the conditions of this Agreement, the Seller agrees to sell, and the Buyer agrees to purchase, all of the assets of the Business owned by the Seller and used or held for use or sale exclusively in the Business, wherever located, other than the assets described in Section 1.2 (the assets purchased by the Buyer hereunder being referred to hereafter as the "PURCHASED ASSETS"), including without limitation the following:

              (a) All finished goods inventory existing on the date hereof (the "INVENTORY").

              (b) All machinery, equipment, molds, fixtures, tools and spare parts, including without limitation the items listed on SCHEDULE 1.1(b) hereto.

              (c) All documents and information with respect to the design, development, manufacture, processing, marketing, testing or evaluation of the Products; all manuals, manufacturer's or other warranties and diagrams relating to the Products; all marketing artwork, negatives and film; all customer lists and pricing information and material purchase costs and sources; provided, however, that the Seller shall have no obligation to deliver (and the term Purchased Assets shall not include) any of the items described in this Section 1.1(c) except to the extent they relate to current versions of the Products and are presently available to the Seller. The Seller shall be entitled to deliver copies of all of the foregoing documents, and need not deliver more than a single copy of any document which exists in multiple copies.

              (d) All intellectual property rights of, or licensed to, the Seller and used in, or developed, acquired and currently held for use in, the operation of the Business, including, without limitation, know-how, unpatented inventions, copyrights and copyright applications, trademarks and trademark applications, tradenames, marks and logos (whether or not registered) (excluding the names and trademarks "Bard", "C.R. Bard", "Davol" and "Burnett Instruments" and associated logos), plans, drawings, sketches, designs, process sheets, manufacturing data and procedures, processes, trade secrets and specifications, including all rights to the names "Sani-Spec," "Spec Light" and "Sani-Scope," or any variant thereof and the goodwill relating thereto (collectively, the "Proprietary Rights").

       1.2 EXCLUDED ASSETS. Notwithstanding Section 1.1, the Purchased Assets shall not include the following assets of the Seller or the assets described in
Section 1.2A related to the Spec Light Product (the "EXCLUDED ASSETS"):

              (a) All cash and all accounts receivable outstanding on the date hereof.

              (b)    All raw materials, work-in-progress and consumables.

              (c) All sales orders and purchase orders and other agreements existing on the date hereof.

              (d) Any tangible or intangible assets, wherever located, which are used or usable by the Seller in connection with the manufacture, development, design or distribution of products other than the Products or businesses other than the Business.

              (e) Any patents, trade secrets, know-how, or other intangibles (other than the name "Spec Light") relating to the design or manufacture of the Spec Light product.

       1.2A. SPEC LIGHT PRODUCT. The Seller has used the name "Spec Light" or "Spec-Lite" since January 1970 but makes no claims of any kind with respect to rights in the product marketed under the "Spec Light" name and is transferring to the Buyer hereunder no rights of any kind with respect to such product other than the Buyer's rights to the name "Spec Light". It purchases such product from a vendor in Canada, and such vendor has claimed to own certain patent or other intellectual property rights with respect to such product. The Buyer has agreed to deal directly with said vendor in order to obtain further supplies of the Spec Light product. Notwithstanding the foregoing, the Seller's inventory of the Spec Light product shall be included as part of the Inventory. THE SELLER MAKES NO REPRESENTATIONS OR WARRANTIES THAT THE MANUFACTURE, SALE OR DISTRIBUTION OF THE SPEC LIGHT PRODUCT OR ANY PRODUCT THAT INCLUDES THE SPEC LIGHT, WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT OF A THIRD PARTY.

       1.3 NO ASSUMPTION OF LIABILITIES. By entering into this Agreement and acquiring the Purchased Assets, the Buyer does not assume and shall have no liability for any obligation or liability of the Seller of any kind, whether known, unknown, direct or indirect, absolute or contingent, or mature or unmatured.

       1.4 PURCHASE PRICE. In exchange for the Purchased Assets, the Buyer is paying to the Seller concurrently herewith an aggregate amount of $5,500,000 (the "Purchase Price") in cash by wire transfer. The parties will allocate the Purchase Price among the Purchased Assets in a manner which complies with
Section 1060 of the Internal Revenue Code of 1986, as amended, within thirty (30) days. With respect to the allocation of a portion of the Purchase Price to the Canadian Product Line Equipment, as defined in
Section 1.6 of this Agreement, such portion shall be deemed to be prepaid. The parties will apply such allocation in connection with the preparation of their respective federal, state and local tax returns and not voluntarily take any position inconsistent therewith in any proceedings in connection therewith.

       1.5 CLOSING. The closing of the sale and purchase of the Purchased Assets hereunder (the "Closing") shall take place at the offices of Palmer & Dodge LLP, One Beacon Street, Boston, Massachusetts concurrently with the execution hereof. At the Closing, the Seller will deliver or cause to be delivered to the Buyer (i) a Bill of Sale (under Kansas law), in the form attached hereto as EXHIBIT A which shall be effective to vest in the Buyer good title to all of the Purchased Assets (except for the Canadian Product Line Equipment to be sold to the Buyer after the Closing, as described in Section 1.6), free and clear of all liens, restrictions and encumbrances, (ii) an executed copy of the Supply and Transition Agreement (the "Supply Agreement") in the form attached hereto as EXHIBIT B, and (iii) the opinion of Richard A. Flink, Vice President and General Counsel of the Seller, dated as of the date hereof in the form attached hereto as EXHIBIT C. The Seller will also deliver to the Buyer at the Closing all documents and other information included in the Purchased Assets, but the Seller may retain copies of such documents as may be necessary to perform under the Supply Agreement. The Buyer will deliver the opinion of Palmer & Dodge LLP, counsel to the Buyer, dated as of the date hereof in the form attached hereto as EXHIBIT D. The Seller will retain the tangible personal property required for performance of the Supply Agreement ("Retained Property") and deliver the same to the Buyer in accordance with the Supply Agreement or Section 1.6. The Buyer will take possession of all finished goods Inventory held by third persons as of the date hereof and the Seller will maintain possession of all finished goods Inventory and other Purchased Assets in its possession for up to thirty (30) business days after the Closing in its present locations without charge (but at the Buyer's risk of loss). Any items other than Retained Property remaining in the Seller's possession after that date may be placed in storage by the Seller at the Buyer's expense.

       1.6 CANADIAN PRODUCT LINE EQUIPMENT. Upon completion of the transactions contemplated by the parties under the Supply Agreement, the Seller shall transfer to the Buyer title to all of the Product Line Equipment (as such term is defined in the Supply Agreement) currently located at the Bard Canada, Inc. ("Bard Canada") facilities (the "Canadian Product Line Equipment") and deliver or cause to be delivered to the Buyer a Bill of Sale, in the form attached hereto as EXHIBIT E, which shall be effective to vest in the Buyer good title to all of the Canadian Product Line Equipment free and clear of all liens, restrictions and encumbrances. Title to the Canadian Product Line Equipment shall pass to the Buyer at Sturbridge, Massachusetts. The risk of loss with respect to the Canadian Product Line Equipment shall pass to the Buyer as of the date hereof.

                2 - REPRESENTATIONS AND WARRANTIES OF THE SELLER

       The Seller represents and warrants to the Buyer as follows:

       2.1 ORGANIZATION AND QUALIFICATION. The Seller is a corporation duly organized, validly existing and in good standing under the laws of New Jersey and has the corporate power and authority to own, lease and operate the Purchased Assets, to carry on the Business as now conducted and to enter into and perform this Agreement.

       2.2 CORPORATE AUTHORIZATION. The execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors of the Seller, and no other corporate action on the part of the Seller is required in connection therewith. This Agreement has been duly executed and delivered by the Seller and is the valid and binding obligation of the Seller enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

       2.3 FINANCIAL DATA. Seller has previously provided to Buyer true and correct copies of the United States and Canadian net and gross unit sales for each Product for each of the three years ending December 31, 1996.

       2.4    No Material Adverse Change. Since December 31, 1996,
              ---------------------------

              (a) except as set forth on SCHEDULE 2.4(a) there has been no material adverse change in the assets, properties, business, operations or condition (financial or otherwise) of the Business, nor does the Seller know of any such change that is threatened, nor has there been any damage, destruction or loss materially and adversely affecting the Purchased Assets or the Business, whether or not covered by insurance; and

              (b) the Business has been conducted in all material respects in the ordinary course and consistently with prior practices.

       2.5    Compliance with Laws.
              ---------------------

              (a) Set forth on SCHEDULE 2.5(a) are all of the licenses, permits or franchises of any United States or Canadian federal, state, provincial or local governmental or regulatory body, that are necessary for the sale of the Products (collectively, "Permits"). The Seller and its subsidiaries hold all Permits material to the conduct of the Business as presently conducted and the use of the Purchased Assets. Such Permits are in full force and effect and, except as set forth on SCHEDULE 2.5(a), such Permits will be transferred to the Buyer as part of the Purchased Assets. To the knowledge of the Seller, no material violations are or have been recorded with any governmental or regulatory body in respect of any Permit and no proceeding is pending or threatened to revoke or limit any Permit.

              (b) Neither the Seller nor any of its subsidiaries is in violation of any order, judgment, injunction, award or decree binding upon it and applicable to the Business. To the knowledge of the Seller, the Business is not being conducted in violation in any material respect of any United States or Canadian federal, state, provincial or local law, ordinance or regulation or any other requirement of any United States or Canadian governmental or regulatory body, court or arbitrator applicable to the Business or the Purchased Assets. Neither the Seller nor any of its subsidiaries has received notice of, and there has never been, any citation, fine or penalty imposed or asserted against the Seller for any such violation or alleged violation.

              (c) To the knowledge of the Seller, the Seller and its subsidiaries have complied in all material respects with all applicable requirements of the Food, Drug and Cosmetic Act, including the Safe Medical Devices Act of 1990, and the regulations, policies and guidelines of the United States Food and Drug Administration ("FDA") thereunder (collectively, the "FDA ACTS AND REGULATIONS") and any similar laws, rules, regulations, policies and guidelines of Canada (collectively, the "Canadian Regulations") relating to the pre-market development, research, testing, production, distribution, sale and marketing of the Products. Any necessary medical device pre-market notifications and approval applications relating to the Products required by the FDA Acts and Regulations or the Canadian Regulations relating to the Products have been filed with the appropriate regulatory authority, and any necessary approvals or concurrences relating to the Products have been obtained. Neither the Seller nor any of its subsidiaries has applied for any investigational device exemption relating to the Products.

              (d) With respect to the Products, in the last three years, there have been no (i) FDA or Canadian regulatory letters, notices of adverse findings, warning letters or other correspondence in which the FDA or the corresponding Canadian regulatory authority has stated or explicitly suggested that the Seller or any of its subsidiaries has violated laws, regulations or policies in its operation of the Business or (ii) recalls, market withdrawals, FDA injunctions, seizures, criminal prosecutions, safety alerts, notifications to medical practitioners or hospitals regarding safety risks or other matters, or FDA or Canadian regulatory authority requests to repair Products or to refund or reimburse on account of Product safety problems.

       2.6 NO BREACH. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Seller do not (i) violate any provision of the charter or bylaws of the Seller, (ii) violate or result in the breach of any of the terms or conditions of, result in modification of the effect of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any material instrument, contract or other agreement to which the Seller is a party or to which it or any of its assets or properties is bound or subject, (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, the Seller or upon its assets or properties, (iv) violate any United States or Canadian law, ordinance or regulation applicable to the Seller, (v) violate any Permit, (vi) require the approval or consent of any United States or Canadian federal, state, provincial or other governmental or regulatory body or the approval or consent of any other person or (vii) result in the creation of any lien or other encumbrance on the Purchased Assets.

       2.7 ACTION AND PROCEEDINGS. There are no outstanding orders, judgments, injunctions, awards or decrees of any United States or Canadian court, governmental or regulatory body or arbitration tribunal against the Seller or its subsidiaries and applicable to the Business or the Purchased Assets. Except as set forth on SCHEDULE 2.8, there are no actions, suits or claims or legal, administrative or arbitral proceedings or, to the knowledge of the Seller, investigations affecting the Business uniquely (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or, to the knowledge of the Seller, threatened against the Seller that would affect the Business or the Purchased Assets. To the knowledge of the Seller, there is no fact, event or circumstance (other than facts, events and circumstances applicable both to the Business and other businesses similar to the Business) that could reasonably be expected to give rise to any suit, action, claim, investigation or proceeding that individually or in the aggregate could have a material adverse effect upon the transactions contemplated hereby or upon the Business or the Purchased Assets.

       2.8 PRODUCT LIABILITY CLAIMS. Except as set forth on SCHEDULE 2.8 hereto, since January 1, 1992, no Product Liability Claim, as defined hereafter, has been made or, to the knowledge of Seller, threatened against the Seller or any of its subsidiaries with respect to the Products. The Business has not experienced Product recall or warranty claims in excess of 5% of the aggregate gross sales of the Business for any of the past five years. Seller has provided to Buyer summaries of all customer complaints and all recall information relating to the Products for the past five years. For purposes of this Agreement, "PRODUCT LIABILITY CLAIM" means any obligation, claim or liability under breach of warranty, tort, contract or any other theory caused by or resulting, directly or indirectly, from the design, manufacture, assembly, sale or servicing of any Product.

       2.9 SALES ORDERS. There are no sales orders or commitments and no commission or rebate arrangements relating to the Business that will be binding upon the Buyer by operation of law or otherwise, as of the date hereof.

       2.10 INVENTORY. SCHEDULE 2.10 hereto lists all raw material and finished goods Inventory of the Seller's United States and Canadian operations as of December 31, 1996 and January 31, 1997 and all finished goods Inventory of the Seller's United States operations as of February 26, 1997. The Buyer confirms its understanding that the exact quantity of Inventory on hand will vary from the amount listed in SCHEDULE 2.10. The Business is not under any obligation with respect to the return of inventory or products in the possession of customers or others that would have a material adverse effect on the Business.

       2.11 TANGIBLE PROPERTY. The Buyer confirms that it has had sufficient opportunity to inspect and assess the tangible Purchased Assets related to the Seller's United States and Canadian operations, including all Inventory, machinery, equipment, molds, fixtures, tools and spare parts to be purchased by the Buyer hereunder. Seller confirms that the tangible Purchased Assets have been maintained in the ordinary course since the date last examined by the Buyer.

       2.12 INTELLECTUAL PROPERTY. The provisions of this Section 2.12 are qualified and limited by reference to Section 1.2A and SCHEDULE 2.12.

              (a) The Seller owns or has the right to use all of the Proprietary Rights.

              (b) Other than as set forth on SCHEDULE 2.12(b), the Seller has not received any notices of infringement by the Seller or any of its subsidiaries of any proprietary rights of others in connection with its operation of the Business or its use of the Proprietary Rights, and, to the knowledge of the Seller, none of the present activities of the Business and none of the Products infringe on any proprietary rights of others. The Seller is not aware of any infringement or violation by others of the Proprietary Rights of the Seller or its subsidiaries.

              (c) All trademarks, trademark applications and registrations or trade names (or applications therefor) which are to be purchased by the Buyer hereunder are listed in SCHEDULE 2.12(c) hereto. The Seller does not own or license any patents in connection with the conduct of the Business.

              (d) The Proprietary Rights sold and transferred to the Buyer hereunder are sufficient to carry on the operation of the Business as presently conducted.

       2.13 TITLE TO ASSETS; LIENS. The Seller has, and in the case of the Canadian Product Line Equipment will have at the time of transfer under Section 1.6, good title to (or in the case of the Proprietary Rights, the right to use) all of the Purchased Assets, free and clear of any claim, lien or other encumbrance, except for liens or other encumbrances securing the claims of materialmen, carriers, landlords and like persons, all of which are not yet due and payable. Upon delivery of and payment for the Purchased Assets as herein provided, the Buyer will acquire all of the Seller's right, title and interest thereto, free and clear of any claim, lien or other encumbrance.

       2.14 DISTRIBUTORS AND OTHER CUSTOMERS. SCHEDULE 2.14 hereto sets forth the United States and Canadian distributors and other customers of Products for the twelve months ended December 31, 1996.

       2.15 MANUFACTURING DOCUMENTATION. True and substantially complete copies of any and all specifications, process descriptions and other technical data (including chemical formulations, design specifications and manufacturing protocols) used by Seller and Bard Canada for the manufacture of the Products (the "Manufacturing Documentation") are being furnished to the Buyer at the Closing.

       2.16 BROKERAGE. No broker, finder, agent or similar intermediary has acted on behalf of the Seller in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Seller.

       2.17 Full Disclosure. The representations, warranties and statements of the Seller contained in this Agreement do not contain any untrue statement of a material fact, and, taken as a whole, do not omit to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading. The Buyer confirms that it has had access to the assets, properties and operations of the Business as reasonably necessary in connection with its investigation of the Business and verification of the representations and warranties set forth in Section 2 of this Agreement. Notwithstanding the foregoing, no investigation by the Buyer shall diminish or obviate any of the representations, warranties, covenants or agreements of the Seller under this Agreement.


                 3 - REPRESENTATIONS AND WARRANTIES OF THE BUYER

       The Buyer represents and warrants to the Seller as follows:

       3.1 ORGANIZATION. The Buyer is duly organized, validly existing and in good standing under the laws of Delaware, and has the corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted and to enter into and perform this Agreement.

       3.2 CORPORATE AUTHORIZATION. The execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors of the Buyer, and no other corporate action on the part of the Buyer is required in connection therewith. This Agreement has been duly executed and delivered by the Buyer and is the valid and binding obligation of the Buyer enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

       3.3 FINANCIAL STATEMENTS. The audited consolidated balance sheets of the Buyer as at September 30, 1996 and 1995 and the related consolidated statements of operations and cash flows for the years then ended, which have previously been delivered to the Seller, fairly present in all material respects the financial condition and results of operations of the Buyer as at such dates and for the years then ended in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods covered. The unaudited consolidated balance sheet of the Buyer as at December 31, 1996, and the related statements of operations and cash flows for the quarter then ended, previously delivered to the Seller, fairly present in all material respects the financial condition of the Buyer as at such date, and for the quarter then ended, in accordance with GAAP consistently applied throughout the period covered, subject to normal year-end adjustments.

       3.4 NO MATERIAL ADVERSE CHANGE. Since December 31, 1996, other than as disclosed on the Buyer's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1996, as filed with the Securities and Exchange Commission, there has been no material adverse change in the assets, properties, business, operations or condition (financial or otherwise) of the Buyer.

       3.5 NO BREACH. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not
(i) violate any provision of the charter or bylaws of the Buyer, (ii) violate or result in the breach of any of the terms or conditions of, result in modification of the effect of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any material instrument, contract or other agreement to which the Buyer is a party or to which it or any of its assets or properties is bound or subject, (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, the Buyer or upon its assets or properties, (iv) violate any law, ordinance or regulation of any jurisdiction applicable to the Buyer or (v) require the approval or consent of any foreign, federal, state, local or other governmental or regulatory body or the approval or consent of any other person.

       3.6 ACTIONS AND PROCEEDINGS. There are no actions, suits or claims, legal, administrative or arbitral proceedings pending or, to the knowledge of the Buyer, threatened against the Buyer that individually or in the aggregate could have a material adverse effect upon the transactions contemplated hereby. To the knowledge of the Buyer, there is no fact, event or circumstance that may give rise to any suit, action, claim, investigation or proceeding that individually or in the aggregate could have a material adverse effect upon the transactions contemplated hereby.

       3.7 BROKERAGE. No broker, finder, agent or similar intermediary has acted on behalf of the Buyer in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Buyer.


                          4 - COVENANTS AND AGREEMENTS

       The parties covenant and agree as follows:

       4.1 TAXES. All sales, use and transfer and other taxes incurred in connection with the sale of the Purchased Assets to the Buyer hereunder shall be paid by the party on which such taxes are assessed under applicable law.

       4.2 EXPENSES. The Buyer and the Seller shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including without limitation, all fees and expenses of agents, representatives, counsel and accountants.

       4.3 PAYMENT OF RECEIVABLES. Subsequent to the date hereof, each party will promptly deliver to the other any cash or other property mistakenly delivered to such party, by persons unaware of the Buyer's purchase of the Business.

       4.4 DISCHARGE OF LIABILITIES. Seller will discharge all obligations of the Seller and its subsidiaries affecting or relating to the Business or the Purchased Assets on or before the maturity thereof, other than obligations expressly assumed by the Buyer hereunder. The Buyer shall assume, pay and perform when due all obligations arising after the date hereof in connection with its operation of the Business.

       4.5 FURTHER ASSURANCES. Each of the parties will execute such documents, further instruments of transfer and assignment and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby, including the registration of any trademarks by the Buyer. The Seller will provide at its expense such information and evidence as the Buyer may reasonably request to establish Seller's use of any of the names included in the Proprietary Rights.

       4.6 NONCOMPETITION. In order to induce the Buyer to purchase the Business and the Purchased Assets hereunder and to assure to the Buyer the benefits thereof, the Seller will not for a period of five years following the date hereof, directly or indirectly, develop, manufacture, sell, or otherwise provide any products substantially similar to, or directly or indirectly competitive with, the Business or any Product, including the provision of such products under any sales orders or pricing arrangements existing prior to the date hereof. Notwithstanding the foregoing, this Section shall not preclude (X) the Seller from acquiring a business or entity if less than 10% of the revenues (determined as of the fiscal year preceding such acquisition) and less than 10% of the assets (determined as of the closing of such acquisition) (together, the "Revenue and Asset Limitations") of such acquired business or entity were derived from activities which would be competing activities within the terms of this section (the "Competing Assets"), or (Y) the Seller or any division or subsidiary of Seller from being acquired by an entity which, directly or indirectly, engages in a business or conducts business in a manner, which competes with the Business or any Product or the conduct of the Business. Notwithstanding the foregoing, the Seller may acquire a business or entity with Competing Assets in excess of the Revenue and Asset Limitations as long as such Competing Assets are disposed of within one year of such acquisition. The Seller acknowledges that the remedy at law for any breach of the foregoing covenant will be inadequate and that the Buyer shall, in addition to whatever other remedies it may have at law or in equity, be entitled to injunctive relief without the necessity of proving actual damages or posting a bond.

       4.7 INVENTORY. (a) Finished goods Inventory purchased by the Buyer shall conform to the Manufacturing Documentation and shall be free from defects in material and
workmanship as of the Closing. The Buyer shall have a period of 45 days from the date hereof ("Acceptance Period") to reject any finished goods Inventory for nonconformity with the Manufacturing Documentation and for defects in material and workmanship. During such Acceptance Period, upon a good faith rejection of any finished goods Inventory or any portion thereof, Buyer shall have an absolute right of refund in an amount equal to the price payable by the Buyer for the corresponding Product under the Supply Agreement. After the end of the Acceptance Period, no Inventory may be rejected and the Seller shall have no obligation to honor claims for breach of the foregoing warranty unless (X) the Buyer shall have asserted a claim of non-conformity to Manufacturing Documentation or defect in material or workmanship before the date which is five months after the end of the Acceptance Period and (Y) the Buyer shall have demonstrated that the alleged nonconformity of the allegedly-defective Inventory was caused by the Seller's or Bard Canada's failure to manufacture such Products in accordance with the Manufacturing Documentation or by defects in material or workmanship ("Fault of Seller") and not solely by any other cause, including improper storage, damage in transit, or other mishandling by the Buyer or any selected carrier. In the event that the Seller disagrees with the Buyer's claim that a Product defect was caused by the Fault of Seller, it shall submit such question to the Special Arbitration provided for in Section 5.3 of the Supply Agreement. The decision of the Special Arbitrator shall be final and binding as to the extent to which the Product defect was caused by the Fault of Seller. If the Special Arbitrator determines that the Buyer has proven that the nonconformity was caused by the Fault of Seller, the Seller or, if applicable, Bard Canada, shall issue a credit or refund to the Buyer, in the Buyer's discretion, in an amount equal to the price payable by the Buyer for the corresponding Product under the Supply Agreement.

              (b) The warranty contained in this Section 4.7 does not include, nor does the Seller or Bard Canada assume responsibility for, defects or damage caused by alterations, misuse, improper storage, or damage in transit or shipping. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, THE WARRANTIES MADE IN THIS SECTION ARE THE SOLE WARRANTIES MADE BY THE SELLER WITH RESPECT TO THE PRODUCTS AND ARE MADE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BY WAY OF EXAMPLE AND NOT LIMITATION WARRANTIES OF DESIGN, MERCHANTABILITY, AND OF FITNESS FOR A PARTICULAR PURPOSE.

       4.8 TANGIBLE PROPERTY. Except as otherwise provided in this Agreement, the machinery, equipment, molds, fixtures, tools and spare parts to be purchased by the Buyer hereunder are being sold AS IS, WHERE IS, WITHOUT ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING, BY WAY OF EXAMPLE AND NOT LIMITATION, WARRANTIES OF DESIGN, MERCHANTABILITY, AND OF FITNESS FOR A PARTICULAR PURPOSE. Any costs resulting from damage to the tangible Purchased Assets incurred in shipping such Purchased Assets to the Buyer shall be borne by the Buyer.

                               5 - INDEMNIFICATION

       5.1 OBLIGATION OF SELLER TO INDEMNIFY. The Seller will indemnify and hold harmless the Buyer (and its directors, officers, employees, agents, affiliates and assigns) from and against all losses, liabilities, damages, deficiencies, costs or expenses, including interest and penalties imposed or assessed by any judicial or administrative body and reasonable attorneys' fees, whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing ("LOSSES") based upon, arising out of or otherwise in respect of (i) any inaccuracy in or breach of any representation, warranty, covenant or agreement of the Seller contained in this Agreement or in any certificate delivered pursuant hereto, (ii) the conduct of the Business by the Seller or any of its subsidiaries prior to the date hereof, except for any liability expressly assumed by the Buyer hereunder, or (iii) any Product Liability claim made on or after the date hereof in connection with the manufacture, sale or use of any of the Products manufactured by the Seller or Bard Canada prior to the date hereof (to the extent that the defect which gave rise to such claim is determined to have been caused by the Fault of Seller).

       5.2 OBLIGATION OF THE BUYER TO INDEMNIFY. The Buyer will indemnify and hold harmless the Seller (and its directors, officers, employees, agents, affiliates and assigns) from and against any Losses based upon, arising out of or otherwise in respect of (i) any inaccuracy in or breach of any representation, warranty, covenant or agreement of the Buyer contained in this Agreement or in any certificate delivered pursuant hereto, (ii) the conduct of the Business by the Buyer after the date hereof, or (iii) any Product Liability claim made on or after the date hereof in connection with the manufacture, sale or use of any Product (other than Products manufactured by the Seller) after the date hereof. With respect to a product liability claim arising from a Product manufactured by the Seller or Bard Canada but sold by the Buyer, the Buyer will indemnify and hold harmless the Seller or Bard Canada from and against any resulting Losses, except to the extent that the defect which gave rise to such claim is determined to have been caused by the Fault of Seller. The Buyer will indemnify the Seller or Bard Canada against all Losses based upon, arising out of or otherwise in respect of the improper storage of the finished goods Inventory or the shipping of such Inventory.

       5.3 LIMITS ON INDEMNITY. The indemnification provided for in this Agreement shall not apply unless and until the aggregate Losses for which a party entitled to indemnification hereunder (the "Indemnified Party") seeks indemnification, exclusive of legal fees, exceeds $25,000, in which case indemnification will include all losses, provided that there shall be no limitation on the amount recoverable with respect to Inventory by the Buyer under Section 4.7.

       5.4 PROCEDURE. If an Indemnified Party believes that it has suffered or incurred (or has knowledge of facts and circumstances which lead it to believe that it can reasonably expect to suffer or incur) any Losses, such Indemnified Party shall notify the other party (the "Indemnifying Party") promptly in writing, describing the Losses, the amount thereof, if known, and (if appropriate) the method of computation of such Losses, all with reasonable specificity and containing a reference to the applicable provisions of this Agreement in respect of which such Losses have occurred (or is reasonably expected to occur), provided however, that the failure to so notify shall not affect the obligations of the Indemnifying Party to provide indemnification except to the extent that the Indemnifying Party has been materially prejudiced by such failure to give reasonably prompt notice.

       5.5 THIRD PARTY CLAIMS. The following provisions shall apply to claims for indemnification hereunder resulting from or in connection with claims or legal proceedings by a third party:

              5.5.1 In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom and a description of the third party claim. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed) unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in this Agreement. The Indemnified Party shall cooperate fully with the Indemnifying Party in the conduct of any such defense, contest or action.

              5.5.2 In the event the Indemnifying Party shall be obligated to pay expenses in connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person which is not a party to this Agreement, the Indemnifying Party shall be entitled to participate in such proceeding and, to the extent it shall wish, to assume the defense of such proceeding, with counsel chosen by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld. Upon the delivery to the Indemnified Party of written notice of its election to assume such defense, approval of such counsel by the Indemnified Party and retention of such counsel by the Indemnifying Party, the Indemnifying Party will not be liable to the Indemnified Party under this Agreement for any fees of counsel or other expenses subsequently incurred by the Indemnified Party in connection with the defense of the same proceeding, except for reasonable fees and expenses incurred by the Indemnified Party as a consequence of the Indemnified Party's obligation to cooperate with the Indemnifying Party in defense of such matters. The Indemnified Party shall have the right to employ its own counsel in any such proceeding at the expense of the Indemnifying Party if (i) the employment of counsel by the Indemnified Party has been previously authorized by the Indemnifying Party, (ii) the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of such defense or that such counsel and the Indemnified Party have fundamental and material disagreements as to the proper method of managing the litigation, or (iii) the Indemnifying Party shall not have employed counsel approved by the Indemnified Party to assume the defense of such proceeding. Notwithstanding the foregoing, the Indemnified Party shall have the right to employ its own counsel in any such proceeding at its own expense.

              5.5.3 If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within thirty (30) days after the date the Indemnified Party makes a written request for indemnification hereunder, (i) the Indemnified Party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (ii) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its own counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

       5.6 LIMITATION ON AGGREGATE LIABILITY. Notwithstanding any other provision of this Agreement, the maximum liability of the Indemnifying Party to the Indemnified Party (whether based on contract, tort, indemnification or other theory) with respect to any matters other than Product Liability Claims shall not exceed the Purchase Price.

       5.7 SHARING OF DATA. The Seller shall have the right for a period of six years following the date hereof to have reasonable access to such books, records and accounts, including financial and tax information, correspondence, production records, and other similar information as are transferred to the Buyer pursuant to the terms of this Agreement for the limited purposes of concluding its involvement in the Business prior to the date hereof, complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations, and defending against a claim or litigation. The Buyer shall have the right for a period of six years following the date hereof to have reasonable access to such books, records and accounts, including financial and tax information, correspondence, production records, manufacturing and design documentation, and other information for the limited purposes of complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations and defending against a claim or litigation, and as otherwise may reasonably be required by Buyer in its conduct of the Business. Notwithstanding the foregoing, this section shall not create any obligation on the part of the Buyer or the Seller to protect or retain records which would otherwise be disposed of under the party's normal records retention policy.

       5.8 USE OF THE SELLER'S MARKINGS. For a period of one year following the date hereof, or until the Buyer exhausts Inventory items consisting of printed or molded materials containing any name, symbol or trademark owned by or licensed to the Seller or any affiliate of the Seller and not included in the Purchased Assets (collectively, "Seller's Markings"), whichever shall earlier occur, the Seller hereby grants to the Buyer a limited, non-exclusive right to use of the Seller's Markings as they appear on printed or molded Purchased Assets existing as of the date hereof. The Seller reserves all rights in and to the Seller's Markings and all goodwill associated therewith, whether or not arising out of this Agreement. The Buyer shall not use the Seller's Markings in any manner that may diminish the value thereof.

All use of the Seller's Markings and all goodwill associated therewith shall inure to the benefit of the Seller. Without limitation of the foregoing, in the event any claim is made against the Seller solely by reason of the identification of Products sold by the Buyer as the Seller's products because of the rights granted to the Buyer under this Section, the Buyer shall indemnify, defend, and hold the Seller, or, if applicable, Bard Canada, harmless from any liability arising with respect to such claim in accordance with the provisions of Section 5 hereof.


                                6 - MISCELLANEOUS

       6.1 BULK SALES LAW. The Buyer waives compliance by Seller with the obligations imposed as a result of the transactions contemplated by this Agreement under any applicable bulk sales laws. The Seller will indemnify and hold Buyer harmless from any liability, loss, claim and expense arising from the failure to comply with such obligations.

       6.2 PUBLICITY. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by the Seller and the Buyer, except as otherwise required by law as advised by counsel to a party with prior notice to the other party.

       6.3 SURVIVAL. Notwithstanding the right of a party to fully investigate the affairs of the other party and notwithstanding any knowledge of facts determined or determinable by such party pursuant to such investigation or right of investigation, each party has the right to rely fully upon the representations, warranties, covenants and agreements of the other party in this Agreement or in any certificate, financial statement or other document delivered by any party pursuant hereto. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof for a three year period beginning on the date hereof.

       6.4 NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or automatic transmission report) or two business days after being sent by registered or certified mail, postage prepaid, as follows:

              (i)    if to the Buyer, to:

                         Galileo Corporation
                         P.O. Box 550
                         Galileo Park
                         Sturbridge, MA  01566
                         Fax: (508) 347-2270
                         Attention: Josef W. Rokus, Vice President, Corporate
                                    Development
              with   a copy to:

                         David R. Pokross, Jr., Esq.
                         Palmer & Dodge LLP
                         One Beacon Street
                         Boston, MA  02108
                         Fax: (617) 227-4420


              (ii)   if to the Seller, to:

                         C.R. Bard, Inc.
                         730 Central Avenue
                         Murray Hill, NJ  07974
                         Fax: (908) 277-8363
                         Attention:  Daniel J. Doyle, Director Corporate
                                     Planning and Development

              with   a copy to:

                         Peter W. Coogan, Esq.
                         Foley, Hoag & Eliot LLP
                         One Post Office Square
                         Boston, MA  02109
              Fax:       (617) 832-7000


Any party may by notice given in accordance with this section to the other parties designate another address or person for receipt of notices hereunder.

       6.5 ENTIRE AGREEMENT. This Agreement and the other documents executed in connection with the consummation of the transactions contemplated hereby contain the entire agreement between the parties with respect to the subject matter hereof, and supersede all prior agreements, written or oral, with respect thereto.

       6.6 AMENDMENT AND WAIVER; RIGHTS CUMULATIVE. This Agreement may be amended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

       6.7 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws provisions.

       6.8 BINDING EFFECT; NO ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Buyer and Seller may not assign or delegate any of their rights or obligations hereunder.

       6.9 COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all which together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all but together signed by all of the parties hereto.

       6.10 HEADINGS. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

       IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first above written.


                                       GALILEO CORPORATION



                                       By: /s/ William T. Hanley
                                           ------------------------------------
                                           Title: President and Chief Executive
                                                 Officer



                                       C.R. BARD, INC.



                                       By: /s/ Richard A. Flink
                                           -----------------------------------
                                           Title: Vice President